UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 24, 2006

RF MONOLITHICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-24414	75-1638027
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

4441 Sigma Road

Dallas, Texas 75244

(Address of principal executive offices, including zip code)

(214) 233-2903

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Transaction with Cirronet Inc.

On August 24, 2006, RF Monolithics, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Cirronet Merger Agreement”) with Cirronet Inc., a Georgia corporation (“Cirronet”), CI Acquisition, Inc., a Georgia corporation and wholly-owned subsidiary of the Company (“Cirronet Merger Subsidiary”), and certain other parties thereto. Pursuant to the Cirronet Merger Agreement, Cirronet Merger Subsidiary will be merged with and into Cirronet (the “Cirronet Merger”), with Cirronet continuing after the Cirronet Merger as the surviving corporation. Upon the consummation of the Cirronet Merger and in accordance with the Cirronet Merger Agreement, the Company will pay an aggregate of approximately $7.5 million in cash and issue approximately 683,000 shares of the Company’s common stock to Cirronet’s shareholders and other parties described below. In addition, the Company will issue an unsecured, subordinated promissory note in the amount of $3,000,000 payable on November 1, 2007, subject to reduction as described in the Cirronet Merger Agreement. All outstanding options under Cirronet’s stock plans and option agreements to purchase Cirronet common stock will be assumed by the Company or exchanged for options granted under the Company’s 1997 Equity Incentive Plan. As of August 24, 2006, the Company anticipated that these options will be exercisable for approximately 1,117,000 shares of the Company’s common stock. All such options shall be fully vested immediately before the closing. In addition, the Cirronet shareholders and option holders will be entitled to receive an additional milestone payment of up to an aggregate amount of $4.8 million upon the achievement by Cirronet of certain revenue and margin targets, which is scheduled to be paid in cash on November 1, 2007 and is subject to reduction as described in the Cirronet Merger Agreement.

The Cirronet Merger Agreement has been unanimously approved by the Company’s Board of Directors. The transactions contemplated by the Cirronet Merger Agreement are subject to approval by the Cirronet shareholders. The transactions contemplated by the Cirronet Merger Agreement are also subject to other closing conditions set forth in the Cirronet Merger Agreement. The Cirronet Merger is expected to close as soon as practicable following approval by the Cirronet shareholders. The shares of the Company’s common stock issued in connection with the Cirronet Merger as described above will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act based on representations made by the recipients thereof.

The foregoing description of the Cirronet Merger Agreement is not complete and is qualified in its entirety by reference to the Cirronet Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

In connection with the execution of the Cirronet Merger Agreement, on August 24, 2006, certain Cirronet shareholders executed an agreement with the Company that contains, among other things, an agreement to vote their shares of Cirronet’s common stock in favor of the Cirronet Merger Agreement and against a defined category of competing proposals to acquire Cirronet (the “Voting Agreement”). The shares subject to the Voting Agreement represent in the aggregate approximately 53% of the outstanding voting shares of Cirronet. If the Cirronet Merger Agreement is terminated for any reason, the obligation to vote as described above will also terminate. The Voting Agreement also provides that the Company can acquire the Cirronet shares subject to the Voting Agreement for a period of 180 days in the event the Cirronet shareholders do not approve the Cirronet Merger. The foregoing description of the Voting Agreement is not complete and is qualified in its entirety by reference to the form of the Voting Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

In connection with the execution of the Cirronet Merger Agreement, on August 24, 2006, the Company executed an Employment Agreement (“Employment Agreement”) with Robert M. Gemmell, the current President and CEO of Cirronet, pursuant to which Mr. Gemmell will be appointed an executive officer of the Company and as President of Cirronet upon consummation of the Cirronet Merger. If the Cirronet Merger is not consummated, then the Employment Agreement and the Company’s obligation to appoint Mr. Gemmell to such positions will immediately terminate.

Mr. Gemmell has served as the CEO and Chairman of the Board of Cirronet since 1995. Mr. Gemmell joined Cirronet in 1992 as Vice President of Marketing and Sales, taking the lead in developing successful OEM partner channels and international markets. Prior to joining Cirronet, Mr. Gemmell’s career included consulting assignments for the Georgia Institute of Technology and over 100 startup companies, plus marketing management positions at General Electric and Intel. Mr. Gemmell holds two patents for telecommunications-related CMOS analog integrated circuits that he designed in the early 1980s. During the 1970s, he developed spread spectrum technology for the NSA. Mr. Gemmell holds a bachelor’s and a master’s degree in electrical engineering from the Georgia Institute of Technology, and completed Duke University’s MBA program in 1985. He is also a member of Georgia Tech’s Academy of Distinguished Engineering Alumni.

From the consummation date of the Cirronet Merger through December 31, 2006, Mr. Gemmell will receive an annual base salary of $169,500 and will be eligible for (a) bonuses of 3% of the positive difference, if any, between fiscal year 2006 total revenues and fiscal year 2005 total revenues of Cirronet, and 2% of the net income for fiscal year 2006 of Cirronet, in each case based on the books and records of Cirronet, and (b) a discretionary bonus of up to 20% of his current annual base salary. From January 1, 2007 and through and including August 31, 2007, Mr. Gemmell will receive an annual base salary of $170,000 and will be eligible for bonuses aggregating up to 40% of annual base salary comprised of targeted revenues, margins and objectives tailored to his position. From September 1, 2007 and thereafter, Mr. Gemmell’s annual base salary and bonuses will be determined in accordance with the Company’s normal performance reviews and payroll adjustments, if any, provided, that his annual base salary will not be less than the annual base salary in effect for the prior year.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Upon consummation of the Cirronet Merger and pursuant to the terms of the Cirronet Merger Agreement, in order to fund an incentive bonus payable to Mr. Gemmell pursuant to a prior incentive compensation arrangement approved by the Cirronet Board of Directors, Mr. Gemmell will be entitled to receive from the Company 2% of the cash, stock and loan consideration payable at closing under the Cirronet Merger Agreement. In addition, Mr. Gemmell will receive from the Company 2% of any milestone payments described above that are allocated to the Cirronet shareholders. Finally, Mr. Gemmell will receive additional consideration by virtue of the fact that he is a shareholder and option holder of Cirronet upon consummation of the Cirronet Merger as described above.

Transaction with Caver-Morehead Systems, Inc.

On August 24, 2006, the Company entered into an Agreement and Plan of Merger (the “Caver-Morehead Merger Agreement”) with Caver-Morehead Systems, Inc., a Texas corporation (“Caver-Morehead”), Aleier, Inc., a Texas corporation and wholly-owned subsidiary of the Company (“Aleier”), and all shareholders of Caver-Morehead. Pursuant to the Caver-Morehead Merger Agreement, Aleier will be merged with Caver-Morehead, and Caver-Morehead will be merged with Aleier, with both entities surviving (the “Caver-Morehead Merger”). The result of the Caver-Morehead Merger will be that substantially all of the assets and related liabilities of Caver-Morehead will be acquired and assumed by Aleier. At the effective time of the Caver-Morehead Merger, the Company will (a) pay to Caver-Morehead a cash payment in the aggregate amount of $1.8 million and (b) issue to Caver-Morehead an unsecured, subordinated promissory note in the original principal amount of $200,000 payable on November 1, 2007, and subject to reduction as described in the Caver-Morehead Merger Agreement. In addition, Caver-Morehead will be entitled to receive an additional milestone payment of up to an aggregate amount of $2 million upon the achievement by Aleier of certain revenue and margin targets, which is scheduled to be paid in cash in two installments in February 2007 and February 2008 and is subject to reduction as described in the Caver-Morehead Merger Agreement.

The Caver-Morehead Merger Agreement has been unanimously approved by the Company’s Board of Directors. The transactions contemplated by the Caver-Morehead Merger Agreement are also subject to other closing conditions set forth in the Caver-Morehead Merger Agreement. The Caver-Morehead Merger is expected to close as soon as practicable after August 31, 2006.

The foregoing description of the Caver-Morehead Merger Agreement is not complete and is qualified in its entirety by reference to the Caver-Morehead Merger Agreement, which is filed as Exhibit 2.2 hereto and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

See Item 1.01, which is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

See Item 1.01, which is incorporated herein by reference.

Item 8.01. Other Events.

Reference is made to the joint press release dated August 28, 2006 announcing the execution of the Cirronet Merger Agreement and the Caver-Morehead Merger Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	The following exhibits are furnished with this report:

Exhibit No.	Description

2.1*	Agreement and Plan of Merger dated as of August 24, 2006 by and among the Company, CI Acquisition, Inc., Cirronet Inc., and certain other parties thereto.

2.2*	Agreement and Plan of Merger dated as of August 24, 2006 by and among the Company, Aleier, Inc., Caver-Morehead Systems, Inc., and all shareholders of Caver-Morehead Systems, Inc.

10.1	Form of Voting and Option Agreement dated as of August 24, 2006 between the Company and certain shareholders of Cirronet Inc.

10.2	Employment Agreement dated as of August 24, 2006 between the Company and Robert M. Gemmell.

99.1	Joint Press Release dated August 28, 2006.

*The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RF MONOLITHICS, INC.

By:	/s/ David M. Kirk
David M. Kirk President and Chief Executive Officer

Dated: August 28, 2006

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger dated as of August 24, 2006 by and among the Company, CI Acquisition, Inc., Cirronet Inc., and certain other parties thereto.

2.2*	Agreement and Plan of Merger dated as of August 24, 2006 by and among the Company, Aleier, Inc., Caver-Morehead Systems, Inc., and all shareholders of Caver-Morehead Systems, Inc.

10.1	Form of Voting and Option Agreement dated as of August 24, 2006 between the Company and certain shareholders of Cirronet Inc.

10.2	Employment Agreement dated as of August 24, 2006 between the Company and Robert M. Gemmell.

99.1	Joint Press Release dated August 28, 2006.

*The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any schedules to the Securities and Exchange Commission upon request.